Exhibit 99.2
Abercrombie & Fitch
April 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 29, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended April 29, 2006 were $207.8 million compared with $159.4 million last year, an increase of 30%. Comparable store sales for the four-week period increased 17% compared with the four-week period ended April 30, 2005. Year-to-date sales were $657.3 million versus $546.8 million last year, an increase of 20%. Comparable store sales increased 6% for the year-to-date period compared to last year.
April results reflect a shift in the Easter calendar, which as expected, benefited April comps on a year over year basis. Pre-Easter selling fell in April this year versus March last year.

Abercrombie & Fitch
April 2006 Sales Release
Call Script
By business, Abercrombie & Fitch comparable store sales increased 7%. Men’s comps increased by a high-single digit with graphic t-shirts, polos, woven tops, and personal care performing well; twill pants were negative. In women’s, comps increased by a mid-single digit with shorts, pants, knit tops and fleece strongest; jeans were negative.
In the kids business, abercrombie, comparable store sales increased 47% versus last year. Boys comps increased by high-forties, with girls increasing by mid-forties. In boys, polos, graphic t-shirts and shorts were strongest. In the girls business, knit tops, pants and fleece performed best.
Hollister comparable store sales increased 23%. Both dudes and bettys comps increased by low-twenties. In dudes, polos, shorts, and graphic t- shirts were strongest; jeans were negative. In bettys, knit tops, shorts, and pants performed best; jeans were negative.

Abercrombie & Fitch
April 2006 Sales Release
Call Script
We will announce 1st quarter earnings on Tuesday, May 16, 2006 at 4:30 PM Eastern time and at that time we will provide additional information about our first quarter results. To listen to the live conference call, dial (800) 811-0667 or the international number (913) 981-4901 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. Also, the earnings call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 4031334 or also through abercrombie.com.
Thank you.

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